EXHIBIT 10.1
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is effective as of May 27, 2008 by and among HMN Financial, Inc., a Delaware corporation (the “Company”), Home Federal Savings Bank, a federally chartered savings bank (the “Bank”) and a wholly owned subsidiary of the Company and Michael McNeil, a resident of Rochester, Minnesota (“Executive”).
     A. The Company, the Bank and Executive are parties to an Employment Agreement dated January 1, 2002; (the “Original Agreement”); and
     B. The parties desire to amend and restate the Original Agreement in its entirety as set forth in this Agreement.
     NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements of the Bank, the Company and Executive set forth below, the Bank, the Company and Executive, intending to be legally bound, agree as follows:
     1. Employment. Effective as of May 27, 2008 Executive shall perform services for the Company and the Bank, upon the terms and conditions set forth in this Agreement.
     2. Term of Employment. Unless terminated at an earlier date in accordance with Section 7 hereof, the term of Executive’s employment with the Company and the Bank under this Agreement shall be for a period commencing on January 1, 2008 and ending on December 31, 2010, or any extension hereof (such term, the “Employment Period”). Commencing on April 30, 2009 (the “Extension Date”), this Agreement shall be extended through December 31, 2011 and on each subsequent anniversary of the Extension Date this Agreement shall be extended for a period of twelve (12) months in addition to the then-remaining term of employment under this Agreement, unless any of the Company, the Bank or the Executive gives contrary written notice to the others not less than 60 days in advance of the date on which the term of employment under this Agreement would otherwise be extended, and provided that no extension shall occur unless prior to each anniversary of the Extension Date, each of the Board of Directors of the Company (the “Company Board”) and the Board of Directors of the Bank (the “Bank Board”) has reviewed a formal evaluation of Executive’s performance during the year preceding such anniversary prepared by the Compensation Committee of the Company Board and explicitly approved such extension of the term of this Agreement.
     3. Position and Duties.
     (a) Employment with the Company and the Bank. During the term of Executive’s employment with the Company and the Bank, Executive shall perform such duties and responsibilities as the Company Board or the Bank Board shall assign to him from time to time consistent with his position. Executive shall be an executive officer of the

Company and the Bank and Executive’s title shall be “President” of the Company and “President” and “Chief Executive Officer” of the Bank.
     (b) Performance of Duties and Responsibilities. Executive shall serve the Company and the Bank faithfully and to the best of his ability and shall devote his full working time, attention and efforts to the business of the Company and the Bank during his employment with the Company and the Bank. Executive will follow and comply with applicable policies and procedures adopted by the Company and the Bank from time to time, including without limitation policies relating to business ethics, conflicts of interest, nondiscrimination, and insider trading. Executive shall not engage in other employment or other material business opportunity, except as approved in writing by the Company Board or the Bank Board. Executive hereby represents and confirms that he is under no contractual or legal commitments that would prevent him from fulfilling his duties and responsibilities as set forth in this Agreement. During his employment with the Company and the Bank, Executive may participate in charitable activities and personal investment activities to a reasonable extent, and he may serve as a director of business organizations in which he has personally invested, so long as such activities and directorships do not interfere with the performance of his duties and responsibilities hereunder.
     4. Compensation.
     (a) Salary. During the Employment Period, the Bank shall pay to Executive an annual base salary of $338,000, less deductions and withholdings, which base salary shall be paid in accordance with the Bank’s normal payroll policies and procedures. During each year after the first year of Executive’s employment hereunder, the Compensation Committee of the Company Board shall conduct, prior to the Extension Date, an annual performance review of Executive and thereafter establish Executive’s base salary in an amount not less than the base salary in effect for the prior year.
     (b) Employee Benefits. During the Employment Period, Executive shall be entitled to participate in all employee benefit plans and programs of the Bank to the extent that Executive meets the eligibility requirements for each individual plan or program. The Bank provides no assurance as to the adoption or continuance of any particular employee benefit plan or program, and Executive’s participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto. In addition, Executive shall be eligible for stock awards and stock options of the Company as authorized from time to time by the Company Board.
     (c) Expenses. During the Employment Period, the Bank shall provide for Executive’s use an automobile, and shall pay for all expenses associated with the Bank’s ownership of such automobile. During the Employment Period, the Bank shall also reimburse Executive for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by him, including reimbursement of monthly dues paid to the Rochester Golf and Country Club, in the performance of his duties and responsibilities to the Bank during the Employment Period. Such reimbursement shall be subject to the Bank’s normal policies and procedures for expense verification and documentation and reimbursement; provided however, that Executive shall submit verification of expenses within 45 days after the date the expense was incurred, and the Bank shall reimburse Executive for such expenses eligible for reimbursement within 30 days after the date the Executive submits the expenses for reimbursement. The right to reimbursement hereunder is not subject to liquidation or exchange for any other benefit, and the amount of expenses eligible for reimbursement in a calendar year shall not affect the amount of expenses eligible for reimbursement in any other calendar year.
     5. Confidential Information. Except as authorized in writing by the Company Board or the Bank Board or as necessary in carrying out Executive’s responsibilities for the Company or the Bank, during the Employment Period and at all times thereafter, Executive shall not at any time during or following Executive’s employment with the Company or the Bank divulge, furnish or make accessible to anyone or use in any way, any confidential, proprietary or secret knowledge or information of the Company or the Bank whether developed by Executive or by others, concerning (i) any strategic or other business, marketing, or sales plans, systems, or techniques, (ii) any financial data or plans, (iii) any customer lists, or (iv) any other confidential or proprietary information or secret aspects of the business of the Company or the Bank. Executive acknowledges that the above-described knowledge and information constitute a unique and valuable asset of the Company and the Bank and represent a substantial investment of time and expense by the Company and the Bank, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company or the Bank would be wrongful and would cause irreparable harm to the Company and the Bank. Executive shall refrain from any acts or omissions that would reduce the value of such knowledge or information to the Company or the Bank. The foregoing obligations of confidentiality shall not apply to any knowledge or information that (i) is now or subsequently becomes generally publicly known in the form in which it was obtained from the Company or the Bank, other than as a direct or indirect result of the breach by Executive of this Agreement, (ii) is independently made available to Executive in good faith by a third party who has not violated a confidential relationship with the Company or the Bank, or (iii) is required to be disclosed by law or legal process. Executive understands and agrees that Executive’s obligations under this Agreement to maintain the confidentiality of the Company and the Bank’s confidential information are in addition to any obligations of Executive under applicable statutory or common law.
     6. Ventures. If, during the Employment Period, Executive is engaged in or associated with the planning or implementing of any project, program or venture involving the Company or the Bank and a third party or parties, all rights in such project, program or venture shall belong to the Company or the Bank, as applicable. Except as approved in writing by the Company Board or the Bank Board, Executive shall not be entitled to any interest in any such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith, other than the compensation to be paid to Executive by the Bank as provided herein. Executive shall have no interest, direct or indirect, in any customer or supplier that conducts business with the Company or the Bank, unless such interest has been disclosed in writing to and approved by the Company Board or the Bank Board, as applicable, before such customer or supplier seeks to do business with the Company or the Bank. Ownership by Executive, as a passive investment, of less than 2.5%

of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 6.
     7. Termination of Employment.
     (a) The Executive’s employment with the Company and the Bank shall terminate immediately upon:
(i)	Executive’s receipt of written notice from the Company or the Bank of the termination of his employment;

(ii)	Receipt by the Company or the Bank of Executive’s written resignation from the Company or the Bank;

(iii)	Executive’s receipt of written notice from the Company or the Bank of the termination of his employment due to disability;

(iv)	Executive’s death; or

(v)	the expiration of the Employment Period.
     (b) The date upon which Executive’s termination of employment with the Company and the Bank occurs shall be the “Termination Date.” For purposes of Section 8(a), Executive’s Termination Date is the date of Executive’s “separation from service” (within the meaning of Internal Revenue Code section 409A(a)(2)(A)(i) and Treas. Reg. § 1.409A-1(h)). If Executive becomes disabled and is on a resulting bona fide leave of absence, Executive’s Termination Date for this purpose will be determined in accordance with Treas. Reg. § 1.409A-1(h)) (and such Termination Date will occur not earlier than the first day following a six-month period in which Executive is unable to perform on a full-time basis the duties and responsibilities of his employment with the Company and the Bank by reason of his illness or other physical or mental impairment or condition).
     (c) In the event of Executive’s termination of employment for any of the foregoing reasons, Executive shall immediately resign as a director and/or officer of the Company and the Bank and any of their subsidiaries.
     (d) If Executive is suspended or temporarily prohibited from participating in the conduct of the affairs of the Company or the Bank by a notice served under section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (the “Act”) (12 U.S.C. 1818(e)(3) and (g)(1)) (or any similar law or regulation), the obligations of the Company and the Bank under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Company or the Bank may in its discretion (i) pay the Executive all or part of the compensation withheld while its contract obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

     (e) If Executive is removed or permanently prohibited from participating in the conduct of the affairs of the Company or Bank by an order issued under section 8(e)(4) or (g)(1) of the Act (12 U.S.C. 1818(e)(4) or (g)(1)) (or any similar law or regulation), all obligations of the Company and the Bank shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.
     (f) If the Bank is in default (as defined in section 3(x)(1) of the Act), all obligations under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.
     (g) All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Company or the Bank,
(i) by the Director of the Office of Thrift Supervision (the “Director”) or his or her designee, at the time the Federal Deposit Insurance Corporation or Resolution Trust Corporation enters into an agreement to provide assistance to or on behalf of the Company or the Bank under the authority contained in section 13(c) of the Act (or any similar law or regulation); or
(ii) by the Director or his or her designee, at the time the Director or his or her designee approves a supervisory merger to resolve problems related to operation of the Company or the Bank or when the Company or the Bank is determined by the Director to be in an unsafe or unsound condition.
Any rights of the parties that have already vested, however, shall not be affected by the action of the Director described in this section 7(g).
     8. Payments upon Termination of Employment.
     (a) If Executive’s Termination Date occurs during the Employment Period but not during the Transition Period (as defined in the separate Change-in-Control Agreement attached hereto (the “Change-in-Control Agreement”)) the Bank will provide to Executive the severance payments described in Section 8(b), subject to the conditions in 8(k).
     (b) Severance payments are only available if Executive’s employment with the Company and the Bank is terminated:
(i)	involuntarily by the Company or the Bank for any reason other than (A) for Cause (as defined below), or (B) the delivery of a written notice to Executive that the Bank elects not to extend the term of this Agreement, or

(ii)	by Executive as a result of his resignation for Good Reason (as defined below).
     (c) If the Executive’s termination of employment is for one of the reasons in Section 8(b), then the Bank shall pay “Severance Pay” to Executive. For this purpose, “Severance Pay” equals the Executive’s monthly base salary in effect on the Termination Date multiplied by the total number of months remaining in the Employment Period. Payment of Severance Pay shall be subject to the requirements set forth in Section 8(k). Severance Pay shall be paid as follows:
(i)	For the first six (6) months (or the number of months remaining in the Employment Period, if less) following Executive’s Termination Date, Executive will receive his monthly base salary paid in equal monthly installments, but in no event shall such amount paid under this Section 8(c)(i) exceed the lesser of:
(1)	$460,000 ; or

(2)	two (2) times Executive’s annualized compensation based upon the annual rate of pay for services to the Company and the Bank for the calendar year prior to the calendar year in which the Termination Date occurs (adjusted for any increase during that year that was expected to continue indefinitely if the Executive’s employment had not terminated).
The amount under this Section 8(c)(i) will be paid in equal monthly installments commencing on the first regular payroll date of the Bank that occurs following the Termination Date and following the expiration of all applicable consideration and rescission periods provided by law. The Company and the Bank and the Executive intend the payments under this Section 8(c)(i) to be a “separation pay plan due to involuntary separation from service” under Treas. Reg. § 1.409A-1(b)(9)(iii).

(ii)	The remaining Severance Pay, if any, will be paid in equal monthly installments following the last payment made under Section 8(c)(i).
     (d) If the Executive’s termination of employment is for one of the reasons in Section 8(b), and if Executive (and/or Executive’s covered dependents) is eligible for and properly elects to continue group health insurance coverage, as in place immediately prior to the Termination Date, the Company shall pay the full amount of any such premiums or cost of coverage until the earlier of (A) the expiration of the remaining term of the Employment Period or (B) the date Executive (and Executive’s covered dependents) is provided health insurance coverage by a subsequent employer. In the event that Executive’s participation in group health insurance coverage is not possible under any of the applicable plans and laws then in effect, the Company will purchase coverage reasonably comparable to the coverage provided under the plan provided by the Company, to the extent such coverage is reasonably available, and Executive will cooperate with the Company to obtain the most favorable rate for such coverage for the Executive. All such Company-provided premiums or cost of coverage shall be paid directly to the insurance carrier or other provider by the Company. The continued coverage under this Section 8(d) is intended to be a reimbursement plan under Treas. Reg. § 409A-3(i)(1)(iv).
     (e) The Bank shall be entitled to deduct from any severance pay otherwise payable to Executive hereunder: (i) any amount earned as income by Executive after the Termination Date as a result of self-employment or employment with any other employer, and (ii) any amount received by Executive after the Termination Date under any short-term or long-term disability insurance plan or program provided to him by the Bank. For purposes of mitigation and reduction of the Bank’s financial obligations to Executive under this Section 8(e), Executive shall promptly and fully disclose to the Bank in writing: (i) the nature and amount of any such earned income from self-employment or employment with any other employer, (ii) the amount of any such disability insurance payments, or (iii) the fact that he has become eligible for group health insurance coverage from any other employer, and Executive shall be liable to repay any amounts to the Bank that should have been so mitigated or reduced but for Executive’s failure or unwillingness to make such disclosures.
     (f) If Executive’s Termination Date occurs during the Transition Period (as defined in the Change-in-Control Agreement), Executive’s employment terminates, Executive’s rights to payments and benefits shall be governed solely by the Change-in-Control Agreement.
     (g) If Executive’s employment with the Company or the Bank is terminated by reason of:
(i)	Executive’s abandonment of his employment or Executive’s resignation for any reason other than Good Reason (as defined below),

(ii)	termination of Executive’s employment by the Company or the Bank for Cause (as defined below),

(iii)	Executive’s death,

(iv)	the expiration of the Employment Period, or

(v)	Executive’s employment ends for reasons described under Section 7(d), (e), (f) or (g).

the Bank shall pay to Executive or his beneficiary or his estate, as the case may be, his base salary through the Termination Date.
     (h) “Cause” hereunder shall mean:
(i)	an act or acts of dishonesty undertaken by Executive and intended to result in substantial gain or personal enrichment of Executive at the expense of the Company or the Bank;

(ii)	unlawful conduct or gross misconduct that is willful and deliberate on Executive’s part and that is injurious to the Company or the Bank;

(iii)	willful violation of any law, rule, or regulation (other than traffic violations or similar offenses);

(iv)	Executive’s conviction or guilty or no contest plea to any felony or other criminal act involving moral turpitude;

(v)	receipt of a final cease-and-desist order from any regulatory authority;

(vi)	failure of Executive to perform his duties and responsibilities hereunder, or to satisfy his obligations as an officer or employee of the Company or the Bank, including incompetence, which failure has not been cured by Executive within 30 days after written notice thereof to Executive from the Company or the Bank; or

(vii)	material breach of any terms and conditions of this Agreement by Executive not caused by the Company or the Bank, which breach has not been cured by Executive within ten days after written notice thereof to Executive from the Company or the Bank.
     (i) “Good Reason” hereunder means any of the following events arising during the Employment Period without Executive’s consent:
(i)	material diminution in the Executive’s authority, duties or responsibilities;

(ii)	material reduction in the Executive’s annual base salary;

(iii)	material diminution in the authority, duties or responsibilities of the supervisor to whom the Executive is required to report,

including a requirement that the Executive report to an officer of the Bank or the Company rather than the Board of Directors;

(iv)	material diminution in the budget over which the Executive retains authority; or

(v)	material change in the geographic location at which the Executive performs his primary duties (for this purpose, a requirement that the Executive relocate his principal residence by more than 35 miles or a relocation of the Company’s principal executive offices (if that is where the Executive performed his duties) by more than 35 miles shall be a “material change”); or

(vi)	any other action or inaction by the Company or the Bank that constitutes a material breach of this Agreement.
Notwithstanding the above, the occurrence of any the events described above will not constitute Good Reason unless (A) the Executive provides notice to the Company within 90 days of the occurrence of any such event that the Executive believes that such event constitutes Good Reason and describing the details of such event, (B) the Company or the Bank thereafter fails to cure any such event within 30 days after the receipt of such notice, and (C) the Termination Date occurs within 180 days of the initial occurrence of the event.
     (j) In the event of termination of Executive’s employment, the sole obligation of the Company and the Bank shall be its obligation to make the payments called for by this Agreement, as the case may be, and the Company and the Bank shall have no other obligation to Executive or to his beneficiary or his estate, except as otherwise provided by law, under the terms of any other applicable agreement between Executive and the Company or the Bank or under the terms of any employee benefit plans or programs then maintained by the Bank in which Executive participates.
     (k) Notwithstanding the foregoing provisions of this Section 8, the Bank shall not be obligated to make any payments to Executive under Section 8(c) or 8(d) hereof unless Executive shall have signed a release of claims in favor of the Bank and the Company in a form to be prescribed by the Company Board or the Bank Board, all applicable consideration periods and rescission periods provided by law shall have expired and Executive is in strict compliance with the terms of Section 5 hereof as of the dates of the payments.
     9. Return of Records and Property. Upon termination of his employment with the Company and the Bank, Executive shall promptly deliver to the Bank any and all Company or Bank records and any and all Company or Bank property in his possession or under his control, including without limitation any automobile, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, source codes, data, tables or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary or other secret information of the Company or the Bank and all copies thereof, and keys, access cards, access codes, passwords, credit cards, personal computers, telephones and other electronic equipment belonging to the Company or the Bank.
     10. Remedies.
     (a) Equitable Relief. Executive acknowledges that it would be difficult to fully compensate the Company or the Bank for monetary damages resulting from any breach by him of the provisions of Section 5 hereof. Accordingly, in the event of any actual or threatened breach of any such provisions, the Company and the Bank shall, in addition to any other remedies they may have, be entitled to injunctive and other equitable relief to enforce such provisions, and such relief may be granted without the necessity of proving actual monetary damages.
     (b) Arbitration. Except for disputes arising under Section 5 hereof, all disputes involving the interpretation, construction, application or alleged breach of this Agreement and all disputes relating to the termination of Executive’s employment with the Company or the Bank shall be submitted to final and binding arbitration in Minneapolis, Minnesota. The arbitrator shall be selected and the arbitration shall be conducted pursuant to the then most recent Employment Dispute Resolution Rules of the American Arbitration Association. The decision of the arbitrator shall be final and binding, and any court of competent jurisdiction may enter judgment upon the award. All fees and expenses of the arbitrator shall be shared equally by Executive and the Company or the Bank. The arbitrator shall have jurisdiction and authority to interpret and apply the provisions of this Agreement and relevant federal, state and local laws, rules and regulations insofar as necessary to the determination of the dispute and to remedy any breaches of the Agreement and/or violations of applicable laws, but shall not have jurisdiction or authority to award punitive damages or alter in any way the provisions of this Agreement. The arbitrator shall have the authority to award attorneys’ fees and costs to the prevailing party. The parties hereby agree that this arbitration provision shall be in lieu of any requirement that either party exhaust such party’s administrative remedies under federal, state or local law.
     11. Miscellaneous.
     (a) Governing Law. All matters relating to the interpretation, construction, application, validity and enforcement of this Agreement shall be governed by the laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule, whether of the State of Minnesota or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Minnesota.
     (b) Section 409A. This Agreement is intended to satisfy the requirements of Sections 409A(2), (3) and (4) of the Internal Revenue Code of 1986 (the “Code”), including current and future guidance and regulations interpreting such provisions, and should be interpreted accordingly.

     (c) Entire Agreement. Except for a Change in Control Agreement between Executive and the Bank dated the date hereof, this Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein.
     (d) Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.
     (e) No Waiver. No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.
     (f) Assignment. This Agreement shall not be assignable, in whole or in party, by either party without the written consent of the other party.
     (g) Counterparts. This Agreement may be executed in any number of counterparts, and such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.
     (h) Severability. To the extent that any portion of any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.
     (i) Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.
     (j) Amendment and Restatement of Original Agreement. This Agreement amends and restated the Original Agreement in its entirety and the Original Agreement is terminated.

     IN WITNESS WHEREOF, Executive, the Company and the Bank have executed this Agreement as of the date set forth in the first paragraph.
HMN FINANCIAL, INC.
By /s/ Timothy R. Geisler
Its Chairman
HOME FEDERAL SAVINGS BANK
By /s/ Timothy R. Geisler
Its Chairman
MICHAEL MCNEIL
/s/ Michael McNeil